Exhibit 99.1

Dougherty’s Pharmacy, Inc. Appoints Troy Phillips to Board of Directors

Dallas, Texas – Dougherty’s Pharmacy, Inc. (the “Company”) (OTC PINK: MYDP) today announced that Troy Phillips has been named to its board of directors, effective August 16, 2017.

“We are very pleased to welcome Mr. Phillips to the board of directors and are looking forward to his future contributions within the organization. Troy brings a unique skill set that we believe will be a tremendous addition to our board of directors,” said James C. Leslie, the Company’s Chairman of the Board. “We believe his experience as a practicing attorney will be very beneficial to the Company as he brings with him a vast array of knowledge and expertise.”

Mr. Phillips has been the Chairman of the Board and CEO of Glast, Phillips & Murray, P.C., a law firm, since 1992. An attorney for more than 43 years, Mr. Phillips specializes in business litigation matters and has extensive experience in corporate reorganizations. He is a member of the College of the State Bar of Texas and is an occasional speaker at legal and professional seminars. He earned his bachelor’s degree from North Texas State University and his law degree from the University of Texas at Austin.

About Dougherty’s Pharmacy, Inc.

Dougherty’s Pharmacy, Inc. is a retail pharmacy chain focused on successfully acquiring, managing and growing community-based pharmacies in the Southwest Region of the United States. On June 9, 2017, the Company changed its name from Ascendant Solutions, Inc. to Dougherty’s Pharmacy, Inc. to better reflect the corporate vision and operating structure. Dougherty’s currently has approximately $48 million in net operating loss carryforwards which can be used to shelter future income, thus enhancing free cash flow or debt service capabilities. Interested investors can access financials and stock trading information for Dougherty’s at OTCMarkets.com or at www.doughertys.com.

Contacts:
	Mark S. Heil	Geralyn DeBusk or Tom Carey
	President and CFO	Halliburton Investor Relations
	972-250-0945	972-458-8000